UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM  8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 13, 2014
Date of Report (Date of earliest event reported)

Powder River Coal Corp.
(Exact name of registrant as specified in its charter)

Florida
(State or Other Jurisdiction of Incorporation)

000-54257
(Commission File Number)

27-3079741
(IRS Employer Identification No.)

123 W. 1st Street, Suite 675, Casper, Wyoming 82601
(Address of Principal Executive Offices and Zip Code)

(307) 459-0571
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]	Written communications pursuant to Rule 425 under the Securities Act
(17 CFR 230.425)

[__]            Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17 CFR 240.14a-12)

[__]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Section 5 – Corporate Governance and Management
Item 5.02 Election of Directors; Appointment of Certain Officers.

On March 10, 2014, we appointed Craig Russell, age 29, as a director for the Company. There have been no related transactions between the Company and Mr. Russell since the beginning of our last fiscal year.

Craig Russell has over six years of project management and financial experience. Mr. Russell has a degree in Economics and training in Mineral project and financial appraisal from Imperial College London. He also has qualifications in project management and management accountancy.

Mr. Russell started his career within retail in 2006 as a project coordinator overseeing the development and roll out of new initiatives for John Lewis where he was employed from September 2004 through September 2008. From September 2008 through January 2010 Mr. Russell worked within the accountancy team of an ecommerce company, Quidco, in London. Mr. Russell became the business analyst with Quidco, helping the company to develop its business model and increase growth. From August 2010 through January 2011 Mr. Russell worked for LTS, London, UK, an international fashion designer/retailer within their finance department. From February 2011 through present, Mr. Russell has served as the Chief Executive Officer for Bonanza Gold, a publicly listed mineral exploration company in Seattle, Washington.  Mr. Russell's duties include overseeing mineral asset acquisitions.

We believe that Mr. Russell's experience in finance and the mineral acquisition industry will provide necessary technical expertise and leadership as an officer and director for our Company.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWDER RIVER COAL CORP.

By:            /s/:  Andrew D. Grant

Andrew D. Grant,
Principal Executive Officer
Principal Financial Officer

DATED:  March 13, 2014.